Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

December 19, 2005

Global Signal Inc.
301 North Cattlemen Road, Suite 300
Sarasota, Florida 34232

Re:	Global Signal Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Global Signal Inc., a Delaware corporation (the ‘‘Company’’), in connection with the Registration Statement on Form S-3 (the ‘‘Registration Statement’’), filed by the Company with the Securities and Exchange Commission (the ‘‘Commission’’) under the Securities Act of 1933, as amended (the ‘‘Act’’). The Registration Statement relates to the sale from time to time by Deutsche Bank AG London Branch and/or its assignees (collectively, the ‘‘Lenders’’) of up to an aggregate of 5,202,959 shares (the ‘‘Outstanding Shares’’) of the Company's common stock, $0.01 par value per share (the ‘‘Common Stock’’), in the event of a foreclosure upon such shares. The Outstanding Shares are currently owned by FIT GSL LLC and Fortress Registered Investment Trust and have been pledged to the Lenders as collateral for loans.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	a specimen certificate evidencing the Common Stock (the ‘‘Specimen Certificate’’);

(iii)	the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof (the ‘‘Certificate of Incorporation’’);

(iv)	the Amended and Restated Bylaws of the Company, as currently in effect (the ‘‘By-laws’’);

(v)	an executed copy of the Securities Purchase Agreement, dated April 25, 2002, as amended on May 20, 2002, between Pinnacle Holdings Inc., Pinnacle Towers Inc. and certain investors (the ‘‘Purchase Agreement’’);

(vi)	certain resolutions of the Board of Directors of the Company relating to the issuance and sale of certain of the Outstanding Shares in the manner contemplated by the Purchase Agreement;

(vii)	the closing documents executed and delivered in connection with the original issuance and sale of certain of the Outstanding Shares in the manner contemplated by the Purchase Agreement;

(viii)	an executed copy of the Warrant Agreement, dated November 1, 2002, between Pinnacle Holdings Inc. and Wachovia Bank, N.A., as Warrant Agent (the ‘‘Warrant Agreement’’);

(ix)	the closing documents executed and delivered in connection with the original issuance and sale of certain of the Outstanding Shares in the manner contemplated by the Warrant Agreement;

(x)	an executed copy of the Investment Agreement, dated February 14, 2005, between the Company and certain investors (the ‘‘Investment Agreement’’);

(xi)	certain resolutions of the Board of Directors of the Company relating to the issuance and sale of certain of the Outstanding Shares in the manner contemplated by the Investment Agreement;

(xii)	the written consent of a majority of the stockholders of the Company, dated February 14, 2005, relating to the issuance and sale of certain of the Outstanding Shares in the manner contemplated by the Investment Agreement;

(xiii)	the closing documents executed and delivered in connection with the original issuance and sale of certain of the Outstanding Shares in the manner contemplated by the Investment Agreement;

(xiv)	the Information Statement on Schedule 14C filed by the Company with the Commission on April 5, 2005; and

(xv)	certain resolutions adopted on December 15, 2005 by the Board of Directors of the Company relating to the registration of the Outstanding Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In rendering the opinions set forth below, we have assumed that certificates representing the Outstanding Shares in the form of the Specimen Certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading ‘‘Legal Matters’’ in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP